EXHIBIT 99.1

PRESS RELEASE
_____________________________________________________________________________________________________________________________________________________

FOR IMMEDIATE RELEASE Investor and Press Contact: Brian K. Finneran Executive Vice President & Chief Financial Officer (631) 208-2400	4 West Second Street Riverhead, NY 11901 (631) 208-2400 (Voice) - (631) 727-3214 (FAX) invest@suffolkbancorp.com

SUFFOLK BANCORP REPORTS SECOND QUARTER 2015 RESULTS

Second Quarter 2015 Highlights
•Net income increased by 35.7% to $5.1 million versus second quarter 2014
•Total loans outstanding increased by 6.8% versus first quarter 2015 and 23.5% versus second quarter 2014
•Demand deposits increased by 12.3% versus first quarter 2015 and represented 45% of total deposits at June 30, 2015
•Maintained exceptionally low cost of funds of 0.18% during second quarter 2015
•Non-accrual loans declined to 0.37% of total loans versus 0.89% of total loans in first quarter 2015
•Tangible book value per share increased by 4.9% to $15.97 at June 30, 2015 versus comparable 2014 date

Riverhead, New York, July 22, 2015 — Suffolk Bancorp (the "Company") (NASDAQ - SUBK), parent company of Suffolk County National Bank (the "Bank"), today reported net income of $5.1 million, or $0.43 per diluted common share, for the second quarter of 2015 compared to $3.8 million, or $0.32 per diluted common share, a year ago. For the six months ended June 30, 2015, the Company recorded net income of $9.1 million, or $0.77 per diluted common share, versus $7.5 million, or $0.64 per diluted common share for the comparable 2014 year-to-date period.

The 35.7% increase in second quarter 2015 reported earnings versus the comparable 2014 period resulted from a $2.3 million increase in net interest income and a $250 thousand reduction in the provision for loan losses.  Partially offsetting these improvements was a $628 thousand reduction in non-interest income in 2015. Excluding a second quarter 2015 increase in net non-accrual interest received, a second quarter 2014 gain on the sale of a bank-owned property and a second quarter 2014 expense credit associated with branch consolidation costs previously recorded, core net income increased by 36.3% to $4.4 million in the second quarter of 2015 from $3.2 million in the comparable 2014 period. (See Non-GAAP Disclosure contained herein.)

President and CEO Howard C. Bluver stated: "I am very pleased to report what was truly a phenomenal second quarter. It is gratifying to see our expansion strategies and Company-wide focus on high quality execution result in strong financial performance across the board.

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"First, our lending businesses continue to perform exceedingly well and are delivering high quality loan growth. Linked-quarter growth in our total loan portfolio was approximately $94 million, from $1.382 billion at March 31, 2015 to $1.477 billion at June 30, 2015, a 6.8% increase. Total loans at the end of the second quarter represented a 23.5% increase from the comparable quarter a year ago. As the local economy has improved, loan demand has strengthened in both our traditional markets on the east end of Long Island, as well as in our new markets in Nassau County and New York City.

"More significantly, it is clear that our core strategy of recruiting experienced bankers with established customer relationships and locating them in attractive business markets as we expand west is working exactly as envisioned. The loan production offices we have opened during the last three years in Melville, Garden City, and, most recently, Long Island City, are all contributing substantially to our results. We are clearly picking up market share as we expand west into markets with an abundance of the small and middle market businesses that are our lifeblood. As a result, notwithstanding the strong loan growth experienced in the second quarter, our loan pipeline continues to be robust and we remain optimistic about the prospect for continued strong loan growth during the second half of 2015.

"Second, our deposit businesses had an absolutely remarkable second quarter, allowing us to fund all of our quarterly loan production through deposit growth. Total deposits grew approximately $127 million during the quarter, from $1.592 billion at March 31, 2015 to $1.718 billion at June 30, 2015, an 8.0% increase. Total deposits at June 30, 2015 represented a 9.6% increase from the comparable quarter a year ago. Even more impressive, 66% of the second quarter's deposit growth came from increases in non-interest bearing demand deposits, which grew $84 million in the quarter, from $682 million on March 31, 2015 to $766 million on June 30, 2015, a 12.3% increase. Total demand deposits at June 30, 2015 represented a 13.3% increase from the comparable quarter a year ago. We are clearly benefitting from a robust start to the summer season in our traditional markets on the east end of Long Island, including the Hamptons, as well as significant deposit generation coming from new lending customers as we expand west.

"The quarterly results on the deposit side support our firmly held view that the core deposit franchise we have built over 125 years is unique in our marketplace and gives us a significant competitive advantage, particularly in a rising rate environment.  At the end of the second quarter, 45% of our total deposits were demand deposits, resulting in an extraordinarily low cost of funds of 18 basis points and an attractive core net interest margin of 3.99%. In addition, core deposits, consisting of demand, N.O.W., savings and money market accounts, represented 86% of total deposits at June 30, 2015. Our continuing focus on long-term customer relationships, superior service levels and low funding costs is an inherent part of our culture and is something we have benefited from throughout all interest rate cycles over many decades. We continue to maintain an asset sensitive balance sheet so that, over time, we will benefit from positive earnings leverage as interest rates rise and the yields on our assets grow faster than the costs of our deposit liabilities."

Mr. Bluver continued: "Third, credit quality improved dramatically during the second quarter. As we have previously emphasized, a substantial majority of our non-accrual portfolio consists of loans that we affirmatively chose not to include in a series of discounted bulk sales completed in 2012, because we believed such loans were well collateralized and could eventually be resolved at little or no discount. That is exactly what occurred in the second quarter. As a result of the successful workout of several large relationships during the quarter, total non-accrual loans at June 30, 2015 declined to $5.5 million, or 0.37% of total loans, compared to $12.3 million, or 0.89% of total loans, at March 31, 2015. In addition, since these workouts were completed at or near 100 cents on the dollar, we were able to book net recoveries during the quarter of $726 thousand, thereby eliminating the need to take a loan loss provision that otherwise may have been necessary to account for quarterly loan growth. The strategy of working closely with cooperative borrowers who own solid businesses, but who ran into temporary trouble because of events such as Hurricane Sandy, has now been successfully realized.

"All other key credit metrics remain solid and reflect our steadfast commitment to a strong credit culture. Early delinquencies (30-89 days past due), which we manage aggressively as a harbinger of future credit issues, remain well controlled at $4.6 million, or 0.31% of total loans at June 30, 2015. Given the improved credit profile of our loan portfolio, as well as the strengthening economic conditions in our markets, we believe we are well reserved. Our allowance for loan losses at June 30, 2015 was $20.1 million, or 1.36% of total loans and 363% of total non-accrual loans.

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"Finally, we continue to be vigilant in controlling operating expenses and improving our efficiency. The expansion strategies that have resulted in strong overall financial results during the last three years require significant investment, particularly in attracting the best lending and credit professionals to drive performance. Nevertheless, we have been successful in finding ways to fund these investments by reducing expenses in other areas. As a prime example, we note that total operating expenses of $13.2 million incurred in the second quarter of 2015 were flat compared to the comparable quarter a year ago, notwithstanding the significant revenue enhancing investments that were funded during the last year, such as costs associated with opening the Long Island City loan production office. This improvement in operating leverage translated into a reduction in our core efficiency ratio during the second quarter to 66.3%, from 70.7% in the comparable quarter in 2014. We have proven our ability to balance the need for investment to generate revenue with expense saves in other areas, and we will continue to do this going forward."

Performance and Other Highlights
•
Asset Quality – Total non-accrual loans were $5.5 million or 0.37% of loans outstanding at June 30, 2015 versus $13.0 million or 0.96% of loans outstanding at December 31, 2014 and $13.9 million or 1.16% of loans outstanding at June 30, 2014. Total accruing loans delinquent 30 days or more were 0.31% of loans outstanding at June 30, 2015 as compared to 0.10% of loans outstanding at December 31, 2014 and 0.36% of loans outstanding at June 30, 2014. The Company recorded net loan recoveries of $726 thousand in the second quarter of 2015 versus net loan charge-offs of $125 thousand in the first quarter of 2015 and net loan recoveries of $491 thousand in the second quarter of 2014. The allowance for loan losses totaled $20.1 million at June 30, 2015 versus $19.2 million at December 31, 2014 and $18.5 million at June 30, 2014, representing 1.36%, 1.42% and 1.55% of total loans, respectively, at such dates. The allowance for loan losses as a percentage of non-accrual loans was 363%, 148% and 133% at June 30, 2015, December 31, 2014 and June 30, 2014, respectively. The Company held no other real estate owned ("OREO") during any of the reported periods.

•
Capital Strength – The Company's capital ratios continue to exceed all regulatory requirements. The Company's tier 1 leverage ratio was 10.10% at June 30, 2015 versus 10.04% at December 31, 2014 and 10.27% at June 30, 2014. The Company's total risk-based capital ratio was 13.26% at June 30, 2015 as compared to 13.35% at December 31, 2014 and 14.53% at June 30, 2014. The Company's tangible common equity to tangible assets ratio ("TCE ratio") (non-GAAP financial measure) was 9.43% at June 30, 2015 versus 9.50% at December 31, 2014 and 10.06% at June 30, 2014.

•
Core Deposits – Core deposits, consisting of demand, N.O.W., savings and money market accounts, totaled $1.5 billion at June 30, 2015 versus $1.3 billion at December 31, 2014 and June 30, 2014. Core deposits represented 86%, 86% and 85% of total deposits at June 30, 2015, December 31, 2014 and June 30, 2014, respectively. Demand deposits were $766 million at June 30, 2015, reflecting increases of 12.1% and 13.3% from $684 million and $676 million at December 31, 2014 and June 30, 2014, respectively. Demand deposits represented 45%, 44% and 43% of total deposits at June 30, 2015, December 31, 2014 and June 30, 2014, respectively.

•
Loans – Loans outstanding at June 30, 2015 increased by $281 million, or 23.5%, to $1.48 billion when compared to June 30, 2014 and increased by $121 million, or 8.9%, when compared to December 31, 2014.

•
Net Interest Margin – Net interest margin was 4.21% in the second quarter of 2015 versus 4.02% in the first quarter of 2015 and 4.13% in the second quarter of 2014. Adjusting for the impact of net non-accrual interest received in each period, the Company's core net interest margin was 3.99% in the second quarter of 2015 as compared to 4.01% in the first quarter of 2015 and 4.05% in the second quarter of 2014. (See Non-GAAP Disclosure contained herein.) The average cost of funds was 0.18% in the second quarter of 2015 versus 0.16% in both the first quarter of 2015 and second quarter of 2014.

•
Performance Ratios – Return on average assets and return on average common stockholders' equity were 1.06% and 10.88%, respectively, in the second quarter of 2015 versus 0.85% and 8.79%, respectively, in the first quarter of 2015, and 0.87% and 8.55%, respectively, in the second quarter of 2014.

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Earnings Summary for the Quarter Ended June 30, 2015
The Company recorded net income of $5.1 million during the second quarter of 2015 versus $3.8 million in the comparable year ago period. The 35.7% improvement in second quarter 2015 net income resulted from a $2.3 million increase in net interest income and a $250 thousand reduction in the provision for loan losses in 2015 versus the comparable 2014 period. Partially offsetting these improvements was a $628 thousand reduction in non-interest income in 2015 versus 2014. The Company's effective tax rate increased to 23.6% in 2015 from 21.7% a year ago.

The $2.3 million or 14.7% improvement in second quarter 2015 net interest income resulted from a $184 million increase in average total interest-earning assets along with an eight basis point widening of the Company's net interest margin to 4.21% in 2015 from 4.13% in 2014. The Company's second quarter 2015 average total interest-earning asset yield was 4.38% versus 4.29% in the comparable 2014 quarterly period. The improvement in the interest-earning asset yield in 2015 was due in part to the receipt of $967 thousand in interest income on loans previously on non-accrual status.  Adjusting for the impact of net non-accrual interest received in each period, the Company's core net interest margin was 3.99% in the second quarter of 2015 versus 4.05% in the second quarter of 2014.  The Company's average balance sheet mix continued to improve as average loans increased by $269 million (23.5%) versus second quarter 2014 and low-yielding overnight interest-bearing deposits, federal funds sold and securities purchased under agreements to resell declined by $29 million (59.5%) during the same period. Federal funds sold, securities purchased under agreements to resell and interest-bearing deposits represented 1% of average total interest-earning assets in the second quarter of 2015 versus 3% a year ago. The average securities portfolio decreased by $59 million to $348 million in the second quarter of 2015 versus the comparable 2014 period.  The average yield on the investment portfolio was 3.77% in the second quarter of 2015 versus 3.71% a year ago. At June 30, 2015, tax-exempt municipal securities, at 39%, made up the largest component of the Company's investment portfolio. The available for sale securities portfolio had an unrealized pre-tax gain of $3.5 million and the entire securities portfolio had an estimated weighted average life of 4.7 years at June 30, 2015.

The Company's average cost of total interest-bearing liabilities increased by two basis points to 0.30% in the second quarter of 2015 versus 0.28% in the second quarter of 2014. The Company's total cost of funds, among the lowest in the industry, increased nominally to 0.18% in the second quarter of 2015 versus 0.16% a year ago. Average core deposits increased $118 million to $1.4 billion during the second quarter of 2015 versus the comparable 2014 period, with average demand deposits representing 44% of second quarter 2015 average total deposits. Total deposits increased by $150 million or 9.6% to $1.7 billion at June 30, 2015 versus June 30, 2014. Core deposit balances, which represented 86% of total deposits at June 30, 2015, grew by $137 million or 10.2% during the same period. Average borrowings increased $64 million during the second quarter of 2015 compared to 2014 and were used, in part, to fund the growth in the Company's loan portfolio, which increased by $269 million on average during that same period.

A nominal $22 thousand increase in total operating expenses in the second quarter of 2015 versus 2014 was principally the result of a $279 thousand expense credit recorded in 2014 related to prior period branch closures. Excluding this credit, total operating expenses declined by $257 thousand or 1.9% in the second quarter of 2015 versus the comparable 2014 period. The Company's core operating efficiency ratio improved to 66.3% in the second quarter of 2015 from 70.7% a year ago.

Primarily as a result of recording $726 thousand in net recoveries, the Company did not record a provision for loan losses during the second quarter of 2015. The Company recorded a provision for loan losses of $250 thousand in the second quarter of 2014.

Non-interest income declined by $628 thousand or 23.5% in the second quarter of 2015 versus the comparable 2014 period.  This reduction was due to several factors, most notably reductions in fiduciary fees (down $280 thousand), other service charges, commissions and fees (down $212 thousand), service charges on deposits (down $121 thousand) and net gain on sale of premises and equipment (down $110 thousand). Fiduciary fees declined as a result of the Company's decision to exit the wealth management market during the fourth quarter of 2014 through the sale of its wealth management business. Other service charges, commissions and fees were lower than the comparable 2014 period principally due to a reduction in income from the sale of investment products through the Company's branch network. Deposit service charges declined due to a reduction in overdraft fees in 2015. The reduction in net gain on the sale of premises and equipment resulted from a $104 thousand pre-tax gain recorded in 2014 on the sale of a Company-owned parking lot adjacent to the main office. Excluding the impact of the wealth management sale and the gain on the

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parking lot recorded in 2014, non-interest income declined by $244 thousand or 10.6% in 2015.  Partially offsetting the foregoing reductions in non-interest income was an increase in net gain on the sale of securities available for sale (up $183 thousand).

The Company recorded income tax expense of $1.6 million in the second quarter of 2015 resulting in an effective tax rate of 23.6% versus an income tax expense of $1.0 million and an effective tax rate of 21.7% in the comparable period a year ago.

Earnings Summary for the Six Months Ended June 30, 2015
The Company recorded net income of $9.1 million during the first six months of 2015 versus $7.5 million in the comparable 2014 period.  The improvement in 2015 net income resulted principally from a $3.5 million increase in net interest income in the first half of 2015 coupled with a $250 thousand reduction in the provision for loan losses and a $179 thousand decline in total operating expenses. Partially offsetting these positive factors was a $1.6 million reduction in non-interest income and an increase in the Company's effective tax rate in 2015.

The $3.5 million or 11.3% improvement in June year-to-date 2015 net interest income resulted from a $191 million increase in average total interest-earning assets, offset in part by a six basis point contraction of the Company's net interest margin to 4.11% in 2015 from 4.17% in 2014. The Company's June year-to-date 2015 average total interest-earning asset yield was 4.28% versus 4.33% in the comparable 2014 year-to-date period. A lower average yield on the Company's loan portfolio in the first half of 2015 versus the comparable 2014 period, down 28 basis points to 4.47%, was the primary driver of the reduction in the interest-earning asset yield.  The Company's average balance sheet mix continued to improve as average loans increased by $277 million (24.8%) versus June year-to-date 2014 and low-yielding overnight interest-bearing deposits, federal funds sold and securities purchased under agreements to resell declined by $32 million (58.0%) during the same period. The average securities portfolio decreased by $57 million to $354 million in the first half of 2015 versus the comparable 2014 period.  The average yield on the investment portfolio was 3.79% in the 2015 period versus 3.73% a year ago.

The Company's average cost of total interest-bearing liabilities decreased by one basis point to 0.28% in the first six months of 2015 versus 0.29% in the comparable 2014 period. The Company's total cost of funds was unchanged at 0.17% in the first half of 2015 versus 2014. Average core deposits increased by $99 million to $1.4 billion during the first six months of 2015 versus the comparable 2014 period, with average demand deposits representing 43% of year-to-date 2015 average total deposits. Average total deposits increased by $94 million or 6.2% to $1.6 billion during the first half of 2015 versus 2014. Average core deposit balances represented 86% of average total deposits during the same period. Average borrowings increased by $94 million during the first half of 2015 compared to 2014 and represented 6% of total average funding during the June 2015 year-to-date period.

Largely due to a combination of improved credit metrics coupled with $601 thousand in 2015 year-to-date net recoveries, the Company's provision for loan losses declined by $250 thousand during the first six months of 2015 versus the comparable 2014 period.

Total operating expenses declined by $179 thousand in the first half of 2015 versus 2014 as the result of reductions in several categories, most notably consulting and professional services (down $308 thousand) and employee compensation and benefits (down $227 thousand). Excluding a $449 thousand branch consolidation expense credit recorded in the June 2014 year-to-date period, total operating expenses would have declined by $628 thousand or 2.3% in 2015 when compared to 2014. The Company's core operating efficiency ratio improved to 66.3% in the first six months of 2015 from 71.6% a year ago.

Non-interest income declined by $1.6 million or 28.2% in the June 2015 year-to-date period when compared to 2014.  This reduction was due to several factors, most notably reductions in net gain on sale of premises and equipment (down $752 thousand), fiduciary fees (down $559 thousand), service charges on deposit accounts (down $377 thousand) and other service charges, commissions and fees (down $298 thousand). The reduction in net gain on the sale of premises and equipment resulted from gains recorded in 2014 on the sale of two bank properties. Fiduciary fees declined as a result of the Company's sale of its wealth management business in late 2014. Deposit service charges declined principally due to a reduction in overdraft fees in 2015. Other service charges, commissions and fees were lower than the comparable 2014 period primarily as the result of a reduction in income from the sale of investment products through the Company's branch network. Partially offsetting the foregoing reductions in non-interest income were increases

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in net gain on the sale of securities available for sale (up $209 thousand) and net gain on the sale of portfolio loans (up $198 thousand).

The Company recorded income tax expense of $2.8 million in the year-to-date June 2015 period resulting in an effective tax rate of 23.6% versus an income tax expense of $2.2 million and an effective tax rate of 22.4% in the comparable period a year ago.

Asset Quality
Non-accrual loans totaled $5.5 million or 0.37% of loans outstanding at June 30, 2015 versus $13.0 million or 0.96% of total loans outstanding at December 31, 2014 and $13.9 million or 1.16% of loans outstanding at June 30, 2014. The allowance for loan losses as a percentage of total non-accrual loans amounted to 363%, 148% and 133% at June 30, 2015, December 31, 2014 and June 30, 2014, respectively. Total accruing loans delinquent 30 days or more amounted to $5 million or 0.31% of loans outstanding at June 30, 2015 as compared to $1 million or 0.10% of loans outstanding at December 31, 2014 and $4 million or 0.36% of loans outstanding at June 30, 2014.
Total criticized and classified loans were $33 million at June 30, 2015 versus $40 million at December 31, 2014 and $44 million at June 30, 2014. Criticized loans are those loans that are not classified but require some degree of heightened monitoring. Classified loans were $18 million at June 30, 2015 as compared to $30 million at December 31, 2014 and $34 million at June 30, 2014. The allowance for loan losses as a percentage of total classified loans was 114%, 64% and 55%, respectively, at the same dates.

At June 30, 2015, the Company had $13 million in troubled debt restructurings ("TDRs"), primarily consisting of commercial and industrial loans, commercial real estate loans and residential mortgages totaling $2 million, $5 million and $4 million, respectively. The Company had TDRs amounting to $20 million at December 31, 2014 and $22 million at June 30, 2014.

At June 30, 2015, the Company's allowance for loan losses amounted to $20.1 million or 1.36% of period-end loans outstanding. The allowance as a percentage of loans outstanding was 1.42% and 1.55% at December 31, 2014 and June 30, 2014, respectively. The Company recorded net loan recoveries of $726 thousand in the second quarter of 2015 versus net loan charge-offs of $125 thousand in the first quarter of 2015 and net loan recoveries of $491 thousand in the second quarter of 2014. As a percentage of average total loans outstanding, these net amounts represented, on an annualized basis, (0.21%) for the second quarter of 2015, 0.04% for the first quarter of 2015 and (0.17%) for the second quarter of 2014.

The Company held no OREO during any of the reported periods.

Capital
Total stockholders' equity was $191 million at June 30, 2015 compared to $183 million at December 31, 2014 and $180 million at June 30, 2014. The increase in stockholders' equity versus June 30, 2014 was due to net income recorded during the past twelve months, net of dividends paid. The Company's return on average common stockholders' equity was 10.88% and 9.85% for the three and six months ended June 30, 2015 versus 8.55% and 8.68%, respectively, for the comparable 2014 periods.

The Bank's tier 1 leverage, common equity tier 1 risk-based, tier 1 risk-based and total risk-based capital ratios were 9.95%, 11.83%, 11.83% and 13.08%, respectively, at June 30, 2015. Each of these ratios exceeds the regulatory guidelines for a "well capitalized" institution, the highest regulatory capital category.

The Company's capital ratios also exceeded all regulatory requirements at June 30, 2015. The Company's TCE ratio (non-GAAP financial measure) was 9.43% at June 30, 2015 versus 9.50% at December 31, 2014 and 10.06% at June 30, 2014.

Corporate Information
Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York and Suffolk Bancorp's wholly owned subsidiary. Organized in

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1890, the Bank has 27 branch offices in Nassau, Suffolk and Queens Counties, New York. For more information about the Bank and its products and services, please visit www.scnb.com.

Non-GAAP Disclosure
This discussion includes non-GAAP financial measures of the Company's TCE ratio, tangible common equity, tangible assets, core net income, core FTE net interest income, core FTE net interest margin, core operating expenses, core non-interest income, core FTE non-interest income and core operating efficiency ratio. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"). The Company believes that these non-GAAP financial measures provide both management and investors a more complete understanding of the underlying operational results and trends and the Company's marketplace performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other financial institutions.

With respect to the calculations of core net income, core FTE net interest income and core FTE net interest margin for the periods presented in this discussion, reconciliations to the most comparable U.S. GAAP measures are provided in the following tables. Such reconciliations for the TCE ratio, tangible common equity, tangible assets, core operating expenses, core non-interest income, core FTE non-interest income and core operating efficiency ratio are provided elsewhere herein.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2015	2014	2015	2014
CORE NET INCOME:
Net income, as reported	$5,118	$3,771	$9,127	$7,491

Less:
Gain on sale of branch building and parking lot	-	(104)	-	(746)
Branch consolidation credits	-	(279)	-	(449)
Net non-accrual interest adjustment	(967)	(331)	(974)	(672)
Total adjustments, before income taxes	(967)	(714)	(974)	(1,867)
Adjustment for reported effective income tax rate	(228)	(155)	(230)	(418)
Total adjustments, after income taxes	(739)	(559)	(744)	(1,449)

Core net income	$4,379	$3,212	$8,383	$6,042

	Three Months Ended June 30,				Six Months Ended June 30,
($ in thousands)	2015		2014		2015		2014
CORE NET INTEREST INCOME/MARGIN:
Net interest income/margin (FTE)	$18,760	4.21%	$16,522	4.13%	$36,255	4.11%	$32,795	4.17%

Net non-accrual interest adjustment	(967)	(0.22%)	(331)	(0.08%)	(974)	(0.11%)	(672)	(0.09%)

Core net interest income/margin (FTE)	$17,793	3.99%	$16,191	4.05%	$35,281	4.00%	$32,123	4.08%

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Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995
Certain statements contained in this discussion are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These can include remarks about the Company, the banking industry, the economy in general, expectations of the business environment in which the Company operates, projections of future performance, and potential future credit experience. These remarks are based upon current management expectations, and may, therefore, involve risks and uncertainties that cannot be predicted or quantified, that are beyond the Company's control and that could cause future results to vary materially from the Company's historical performance or from current expectations. These remarks may be identified by such forward-looking statements as "should," "expect," "believe," "view," "opportunity," "allow," "continues," "reflects," "typically," "usually," "anticipate," or similar statements or variations of such terms. Factors that could affect the Company include particularly, but are not limited to: increased capital requirements mandated by the Company's regulators; the Company's ability to raise capital; competitive factors, including price competition; changes in interest rates; increases or decreases in retail and commercial economic activity in the Company's market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; results of regulatory examinations or changes in law, regulations or regulatory practices; the Company's ability to attract and retain key management and staff; any failure by the Company to maintain effective internal control over financial reporting; larger-than-expected losses from the sale of assets; and the potential that net charge-offs are higher than expected or for further increases in our provision for loan losses. Further, it could take the Company longer than anticipated to implement its strategic plans to increase revenue and manage non-interest expense, or it may not be possible to implement those plans at all. Finally, new and unanticipated legislation, regulation, or accounting standards may require the Company to change its practices in ways that materially change the results of operations. We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document. For more information, see the risk factors described in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Financial Highlights Follow

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CONSOLIDATED STATEMENTS OF CONDITION
(unaudited, dollars in thousands, except per share data)

	June 30, 2015	December 31, 2014	June 30, 2014
ASSETS
Cash and cash equivalents
Cash and non-interest-bearing deposits due from banks	$78,344	$41,140	$62,386
Interest-bearing deposits due from banks	18,650	13,376	34,540
Federal funds sold	-	1,000	1,102
Total cash and cash equivalents	96,994	55,516	98,028
Interest-bearing time deposits in other banks	-	10,000	10,000
Federal Reserve and Federal Home Loan Bank stock and other investments	6,177	8,600	3,201
Investment securities:
Available for sale, at fair value	273,837	298,670	321,574
Held to maturity (fair value $65,851, $64,796 and $63,280, respectively)	63,618	62,270	61,839
Total investment securities	337,455	360,940	383,413
Loans	1,476,626	1,355,427	1,195,496
Allowance for loan losses	20,051	19,200	18,478
Net loans	1,456,575	1,336,227	1,177,018
Loans held for sale	3,132	26,495	573
Premises and equipment, net	23,601	23,641	24,070
Bank owned life insurance	45,721	45,109	44,475
Deferred taxes	15,681	15,714	10,956
Accrued interest and loan fees receivable	5,774	5,676	6,980
Goodwill and other intangibles	2,992	2,991	2,986
Other assets	4,118	4,374	3,539
TOTAL ASSETS	$1,998,220	$1,895,283	$1,765,239

LIABILITIES & STOCKHOLDERS' EQUITY
Demand deposits	$766,444	$683,634	$676,415
Savings, N.O.W. and money market deposits	709,450	653,667	662,789
Subtotal core deposits	1,475,894	1,337,301	1,339,204
Time deposits	242,500	218,759	228,999
Total deposits	1,718,394	1,556,060	1,568,203
Borrowings	65,000	130,000	-
Unfunded pension liability	6,081	6,303	75
Capital leases	4,455	4,511	4,563
Other liabilities	13,139	15,676	12,093
TOTAL LIABILITIES	1,807,069	1,712,550	1,584,934
COMMITMENTS AND CONTINGENT LIABILITIES
STOCKHOLDERS' EQUITY
Common stock (par value $2.50; 15,000,000 shares authorized;
issued 13,945,208 shares, 13,836,508 shares and 13,818,836 shares at June 30, 2015, December 31, 2014 and June 30, 2014, respectively;
outstanding 11,779,470 shares, 11,670,770 shares and 11,653,098 shares
at June 30, 2015, December 31, 2014 and June 30, 2014, respectively)	34,863	34,591	34,548
Surplus	45,102	44,230	43,515
Retained earnings	123,891	116,169	109,764
Treasury stock at par (2,165,738 shares)	(5,414)	(5,414)	(5,414)
Accumulated other comprehensive loss, net of tax	(7,291)	(6,843)	(2,108)
TOTAL STOCKHOLDERS' EQUITY	191,151	182,733	180,305
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$1,998,220	$1,895,283	$1,765,239

PRESS RELEASE July 22, 2015 Page 10 of 17

CONSOLIDATED STATEMENTS OF INCOME
(unaudited, dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
INTEREST INCOME
Loans and loan fees	$15,995	$13,203	$30,564	$26,080
U.S. Government agency obligations	531	591	1,072	1,219
Obligations of states and political subdivisions	1,276	1,489	2,611	2,994
Collateralized mortgage obligations	176	224	358	474
Mortgage-backed securities	443	500	888	1,001
Corporate bonds	45	87	83	177
Federal funds sold, securities purchased under agreements to
resell and interest-bearing deposits due from banks	20	42	43	88
Dividends	90	35	150	73
Total interest income	18,576	16,171	35,769	32,106
INTEREST EXPENSE
Savings, N.O.W. and money market deposits	294	287	568	579
Time deposits	353	337	647	682
Borrowings	108	5	216	5
Total interest expense	755	629	1,431	1,266
Net interest income	17,821	15,542	34,338	30,840
Provision for loan losses	-	250	250	500
Net interest income after provision for loan losses	17,821	15,292	34,088	30,340
NON-INTEREST INCOME
Service charges on deposit accounts	823	944	1,570	1,947
Other service charges, commissions and fees	680	892	1,273	1,571
Fiduciary fees	-	280	-	559
Net gain (loss) on sale of securities available for sale	160	(23)	186	(23)
Net gain on sale of portfolio loans	-	-	198	-
Net gain on sale of mortgage loans originated for sale	61	70	205	163
Net gain on sale of premises and equipment	-	110	-	752
Income from bank owned life insurance	303	366	612	720
Other operating income	23	39	97	81
Total non-interest income	2,050	2,678	4,141	5,770
OPERATING EXPENSES
Employee compensation and benefits	8,516	8,488	17,122	17,349
Occupancy expense	1,373	1,411	2,835	2,846
Equipment expense	404	434	789	883
Consulting and professional services	544	639	882	1,190
FDIC assessment	286	268	576	535
Data processing	514	559	1,084	1,132
Branch consolidation credits	-	(279)	-	(449)
Other operating expenses	1,537	1,632	2,994	2,975
Total operating expenses	13,174	13,152	26,282	26,461
Income before income tax expense	6,697	4,818	11,947	9,649
Income tax expense	1,579	1,047	2,820	2,158
NET INCOME	$5,118	$3,771	$9,127	$7,491

EARNINGS PER COMMON SHARE - BASIC	$0.44	$0.33	$0.78	$0.65
EARNINGS PER COMMON SHARE - DILUTED	$0.43	$0.32	$0.77	$0.64

PRESS RELEASE July 22, 2015 Page 11 of 17

CONSOLIDATED STATEMENTS OF INCOME
QUARTERLY TREND
(unaudited, dollars in thousands, except per share data)

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014	2014	2014
INTEREST INCOME
Loans and loan fees	$15,995	$14,569	$14,094	$13,396	$13,203
U.S. Government agency obligations	531	541	548	553	591
Obligations of states and political subdivisions	1,276	1,335	1,390	1,428	1,489
Collateralized mortgage obligations	176	182	188	198	224
Mortgage-backed securities	443	445	461	474	500
Corporate bonds	45	38	38	38	87
Federal funds sold, securities purchased under agreements to
resell and interest-bearing deposits due from banks	20	23	27	35	42
Dividends	90	60	37	42	35
Total interest income	18,576	17,193	16,783	16,164	16,171
INTEREST EXPENSE
Savings, N.O.W. and money market deposits	294	274	292	291	287
Time deposits	353	294	305	322	337
Borrowings	108	108	41	2	5
Total interest expense	755	676	638	615	629
Net interest income	17,821	16,517	16,145	15,549	15,542
Provision for loan losses	-	250	250	250	250
Net interest income after provision for loan losses	17,821	16,267	15,895	15,299	15,292
NON-INTEREST INCOME
Service charges on deposit accounts	823	747	847	887	944
Other service charges, commissions and fees	680	593	735	778	892
Fiduciary fees	-	-	199	265	280
Net gain (loss) on sale of securities available for sale	160	26	31	11	(23)
Net gain on sale of portfolio loans	-	198	-	217	-
Net gain on sale of mortgage loans originated for sale	61	144	69	51	70
Net (loss) gain on sale of premises and equipment	-	-	(1)	-	110
Income from bank owned life insurance	303	309	319	316	366
Other operating income	23	74	381	25	39
Total non-interest income	2,050	2,091	2,580	2,550	2,678
OPERATING EXPENSES
Employee compensation and benefits	8,516	8,606	8,583	8,628	8,488
Occupancy expense	1,373	1,462	1,394	1,295	1,411
Equipment expense	404	385	429	418	434
Consulting and professional services	544	338	743	693	639
FDIC assessment	286	290	294	202	268
Data processing	514	570	523	549	559
Branch consolidation credits	-	-	-	-	(279)
Other operating expenses	1,537	1,457	1,756	1,451	1,632
Total operating expenses	13,174	13,108	13,722	13,236	13,152
Income before income tax expense	6,697	5,250	4,753	4,613	4,818
Income tax expense	1,579	1,241	687	875	1,047
NET INCOME	$5,118	$4,009	$4,066	$3,738	$3,771
EARNINGS PER COMMON SHARE - BASIC	$0.44	$0.34	$0.35	$0.32	$0.33
EARNINGS PER COMMON SHARE - DILUTED	$0.43	$0.34	$0.35	$0.32	$0.32

PRESS RELEASE July 22, 2015 Page 12 of 17

STATISTICAL SUMMARY
(unaudited, dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
EARNINGS:
Earnings per common share - diluted	$0.43	$0.32	$0.77	$0.64
Net income	5,118	3,771	9,127	7,491
Net interest income	17,821	15,542	34,338	30,840
Cash dividends per common share	0.06	-	0.12	-

AVERAGE BALANCES:
Total assets	$1,937,138	$1,735,301	$1,921,347	$1,715,443
Loans	1,413,177	1,144,006	1,392,884	1,116,283
Investment securities	347,895	406,732	353,622	411,035
Interest-earning assets	1,787,418	1,603,742	1,776,906	1,585,499
Demand deposits	721,907	648,957	695,407	629,100
Core deposits (1)	1,422,782	1,304,324	1,390,192	1,291,216
Total deposits	1,656,539	1,536,559	1,614,702	1,520,445
Borrowings	69,391	5,878	96,600	2,955
Stockholders' equity	188,605	176,849	186,784	174,036

FINANCIAL PERFORMANCE RATIOS:
Return on average assets	1.06%	0.87%	0.96%	0.88%
Return on average stockholders' equity	10.88%	8.55%	9.85%	8.68%
Average loans/average deposits	85.31%	74.45%	86.26%	73.42%
Average core deposits/average deposits	85.89%	84.89%	86.10%	84.92%
Average demand deposits/average deposits	43.58%	42.23%	43.07%	41.38%
Net interest margin (FTE)	4.21%	4.13%	4.11%	4.17%
Operating efficiency ratio (2)	63.19%	67.65%	64.72%	67.81%
Core operating efficiency ratio (3)	66.26%	70.66%	66.31%	71.57%

(1) Demand, savings, N.O.W. and money market deposits.
(2) The operating efficiency ratio is calculated by dividing operating expenses, excluding net gains and losses on sales and writedowns of OREO, by the sum of fully taxable equivalent ("FTE") net interest income and non-interest income, excluding net gains and losses on bulk sales of loans and available for sale securities.

(3) The core operating efficiency ratio is calculated by making certain adjustments to the operating efficiency ratio calculation. The core operating efficiency ratio is not required by U.S. GAAP or by applicable bank regulatory requirements, but is a metric used by management to evaluate core operating efficiency. Since there is no authoritative requirement to calculate this ratio, our ratio is not necessarily comparable to similar efficiency measures disclosed or used by other companies in the financial services industry. The core operating efficiency ratio is a non-GAAP financial measure and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with U.S. GAAP. The reconciliation of core FTE net interest income to FTE net interest income is provided elsewhere herein. With respect to the calculation of the actual unaudited core operating efficiency ratio as of the reported periods, the reconciliation of core operating expenses to U.S. GAAP total operating expenses and core non-interest income to U.S. GAAP total non-interest income and the calculation of the core operating efficiency ratio are set forth below:

Core operating expenses:
Total operating expenses	$13,174	$13,152	$26,282	$26,461
Adjust for branch consolidation credits	-	279	-	449
Core operating expenses	13,174	13,431	26,282	26,910

Core non-interest income:
Total non-interest income	2,050	2,678	4,141	5,770
Adjust for gain on sale of branch building and parking lot	-	(104)	-	(746)
Core non-interest income	2,050	2,574	4,141	5,024
Adjust for tax-equivalent basis	198	220	400	432
Core FTE non-interest income	2,248	2,794	4,541	5,456

Core operating efficiency ratio:
Core operating expenses	13,174	13,431	26,282	26,910
Core FTE net interest income	17,793	16,191	35,281	32,123
Core FTE non-interest income	2,248	2,794	4,541	5,456
Less net gain (loss) on sale of securities available for sale	(160)	23	(186)	23
Core operating expenses/sum of other items above	66.26%	70.66%	66.31%	71.57%

PRESS RELEASE July 22, 2015 Page 13 of 17

STATISTICAL SUMMARY (continued)
(unaudited, dollars in thousands)

RECONCILIATION OF BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:

		Three Months Ended June 30,			Six Months Ended June 30,
		2015	2014		2015		2014

Weighted average common shares outstanding		11,630,056	11,575,322		11,616,565		11,574,174
Weighted average unvested restricted shares		118,012	-		104,831		-
Weighted average shares for basic earnings per share		11,748,068	11,575,322		11,721,396		11,574,174
Additional diluted shares:
Stock options		74,494	72,599		71,911		65,124
Weighted average shares for diluted earnings per share		11,822,562	11,647,921		11,793,307		11,639,298

CAPITAL RATIOS:
	June 30,	March 31,	December 31,		September 30,		June 30,
	2015	2015	2014		2014		2014
Suffolk Bancorp:
Tier 1 leverage ratio	10.10%	10.13%	10.04%		10.21%		10.27%
Common equity tier 1 risk-based capital ratio	12.01%	12.52%	N/	A	N/	A	N/	A
Tier 1 risk-based capital ratio	12.01%	12.52%	12.10%		12.84%		13.28%
Total risk-based capital ratio	13.26%	13.77%	13.35%		14.09%		14.53%
Tangible common equity ratio (1)	9.43%	9.77%	9.50%		10.07%		10.06%
Total stockholders' equity/total assets (2)	9.57%	9.91%	9.64%		10.22%		10.21%

Suffolk County National Bank:
Tier 1 leverage ratio	9.95%	10.02%	9.96%		10.11%		10.19%
Common equity tier 1 risk-based capital ratio	11.83%	12.38%	N/	A	N/	A	N/	A
Tier 1 risk-based capital ratio	11.83%	12.38%	12.00%		12.72%		13.19%
Total risk-based capital ratio	13.08%	13.63%	13.25%		13.97%		14.44%
Tangible common equity ratio (1)	9.29%	9.66%	9.40%		9.97%		9.98%
Total stockholders' equity/total assets (2)	9.42%	9.80%	9.55%		10.12%		10.14%

(1) The ratio of tangible common equity to tangible assets, or TCE ratio, is calculated by dividing total common stockholders' equity by total assets, after reducing both amounts by intangible assets. The TCE ratio is not required by U.S. GAAP or by applicable bank regulatory requirements, but is a metric used by management to evaluate the adequacy of our capital levels. Since there is no authoritative requirement to calculate the TCE ratio, our TCE ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity and tangible assets are non-GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with U.S. GAAP. With respect to the calculation of the actual unaudited TCE ratios as of June 30, 2015, reconciliations of tangible common equity to U.S. GAAP total common stockholders' equity and tangible assets to U.S. GAAP total assets are set forth below:

Suffolk Bancorp:
Total stockholders' equity	$191,151		Total assets		$1,998,220		9.57%
Less: intangible assets	(2,992)		Less: intangible assets		(2,992)
Tangible common equity	$188,159		Tangible assets		$1,995,228		9.43%

Suffolk County National Bank:
Total stockholders' equity	$188,234		Total assets		$1,997,861		9.42%
Less: intangible assets	(2,992)		Less: intangible assets		(2,992)
Tangible common equity	$185,242		Tangible assets		$1,994,869		9.29%

(2) The ratio of total stockholders' equity to total assets is the most comparable U.S. GAAP measure to the non-GAAP tangible common equity ratio presented herein.

PRESS RELEASE July 22, 2015 Page 14 of 17

STATISTICAL SUMMARY (continued)
(unaudited, dollars in thousands, except per share data)

	Periods Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014	2014	2014

LOAN DISTRIBUTION (1):
Commercial and industrial	$196,881	$178,812	$177,813	$180,399	$181,318
Commercial real estate	598,866	579,873	560,524	512,341	487,901
Multifamily	361,309	322,229	309,666	274,352	245,122
Mixed use commercial	50,372	35,333	34,806	27,476	26,132
Real estate construction	31,628	24,608	26,206	21,615	15,601
Residential mortgages	182,828	184,977	187,828	185,856	176,370
Home equity	48,298	49,440	50,982	52,001	54,197
Consumer	6,444	6,888	7,602	8,021	8,855
Total loans	$1,476,626	$1,382,160	$1,355,427	$1,262,061	$1,195,496
Sequential quarter growth rate	6.83%	1.97%	7.40%	5.57%	5.81%
Period-end loans/deposits ratio	85.93%	86.84%	87.11%	79.84%	76.23%

FUNDING DISTRIBUTION:
Demand	$766,444	$682,593	$683,634	$681,306	$676,415
N.O.W.	130,583	131,934	121,046	115,846	101,914
Savings	310,055	312,101	298,653	302,470	298,811
Money market	268,812	241,856	233,968	256,721	262,064
Total core deposits	1,475,894	1,368,484	1,337,301	1,356,343	1,339,204
Time	242,500	223,188	218,759	224,426	228,999
Total deposits	1,718,394	1,591,672	1,556,060	1,580,769	1,568,203
Borrowings	65,000	90,000	130,000	10,000	-
Total funding sources	$1,783,394	$1,681,672	$1,686,060	$1,590,769	$1,568,203
Sequential quarter growth rate - total deposits	7.96%	2.29%	(1.56%)	0.80%	2.94%
Period-end core deposits/total deposits ratio	85.89%	85.98%	85.94%	85.80%	85.40%
Period-end demand deposits/total deposits ratio	44.60%	42.89%	43.93%	43.10%	43.13%
Cost of funds for the quarter	0.18%	0.16%	0.15%	0.16%	0.16%

EQUITY:
Common shares outstanding	11,779,470	11,725,652	11,670,770	11,667,590	11,653,098
Stockholders' equity	$191,151	$187,560	$182,733	$183,197	$180,305
Book value per common share	16.23	16.00	15.66	15.70	15.47
Tangible common equity	188,159	184,517	179,742	180,210	177,319
Tangible book value per common share	15.97	15.74	15.40	15.45	15.22

(1) Excluding loans held for sale.

PRESS RELEASE July 22, 2015 Page 15 of 17

ASSET QUALITY ANALYSIS
(unaudited, dollars in thousands)

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014	2014	2014
Non-performing assets (1):
Non-accrual loans:
Commercial and industrial	$1,785	$3,035	$4,060	$4,946	$4,891
Commercial real estate	1,759	6,647	6,556	6,650	6,776
Residential mortgages	1,465	2,074	2,020	2,457	1,734
Home equity	355	414	303	557	501
Consumer	165	122	42	44	9
Total non-accrual loans	5,529	12,292	12,981	14,654	13,911
Loans 90 days or more past due and still accruing	-	-	-	-	-
Total non-performing loans	5,529	12,292	12,981	14,654	13,911
Non-accrual loans held for sale	-	-	-	-	-
OREO	-	-	-	-	-
Total non-performing assets	$5,529	$12,292	$12,981	$14,654	$13,911
Total non-accrual loans/total loans (2)	0.37%	0.89%	0.96%	1.16%	1.16%
Total non-performing loans/total loans (2)	0.37%	0.89%	0.96%	1.16%	1.16%
Total non-performing assets/total assets	0.28%	0.65%	0.68%	0.82%	0.79%

Troubled debt restructurings ("TDRs") (2):
Total TDRs	$12,932	$18,741	$19,673	$19,677	$21,994
Performing TDRs	10,091	9,418	9,380	8,194	9,790

Activity in the allowance for loan losses:
Balance at beginning of period	$19,325	$19,200	$18,800	$18,478	$17,737
Less: charge-offs	9	493	22	119	234
Recoveries	735	368	172	191	725
Provision for loan losses	-	250	250	250	250
Balance at end of period	$20,051	$19,325	$19,200	$18,800	$18,478
Allowance for loan losses/non-accrual loans (1) (2)	363%	157%	148%	128%	133%
Allowance for loan losses/non-performing loans (1) (2)	363%	157%	148%	128%	133%
Allowance for loan losses/total loans (1) (2)	1.36%	1.40%	1.42%	1.49%	1.55%

Net (recoveries) charge-offs:
Commercial and industrial	$(693)	$149	$(133)	$(56)	$(11)
Commercial real estate	(11)	(7)	(11)	(11)	(485)
Residential mortgages	(16)	(11)	(4)	(4)	28
Home equity	(5)	(2)	(2)	(3)	(18)
Consumer	(1)	(4)	-	2	(5)
Total net (recoveries) charge-offs	$(726)	$125	$(150)	$(72)	$(491)
Net (recoveries) charge-offs (annualized)/average loans	(0.21%)	0.04%	(0.05%)	(0.02%)	(0.17%)

Delinquencies and non-accrual loans
as a % of total loans (1):
Loans 30 - 59 days past due	0.11%	0.05%	0.07%	0.22%	0.24%
Loans 60 - 89 days past due	0.20%	0.03%	0.03%	0.03%	0.12%
Loans 90 days or more past due and still accruing	-	-	-	-	-
Total accruing past due loans	0.31%	0.08%	0.10%	0.25%	0.36%
Non-accrual loans	0.37%	0.89%	0.96%	1.16%	1.16%
Total delinquent and non-accrual loans	0.68%	0.97%	1.06%	1.41%	1.52%

(1) At period end.
(2) Excluding loans held for sale.

PRESS RELEASE July 22, 2015 Page 16 of 17

NET INTEREST INCOME ANALYSIS
For the Three Months Ended June 30, 2015 and 2014
(unaudited, dollars in thousands)

	2015			2014
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets:
Interest-earning assets:
Investment securities (1)	$347,895	$3,269	3.77%	$406,732	$3,758	3.71%
Federal Reserve and Federal Home Loan Bank stock
and other investments	6,274	90	5.75	3,442	35	4.08
Federal funds sold, securities purchased under agreements to
resell and interest-bearing deposits due from banks	20,072	20	0.40	49,562	42	0.34
Loans (2)	1,413,177	16,136	4.58	1,144,006	13,316	4.67
Total interest-earning assets	1,787,418	$19,515	4.38%	1,603,742	$17,151	4.29%
Non-interest-earning assets	149,720			131,559
Total assets	$1,937,138			$1,735,301

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings, N.O.W. and money market deposits	$700,875	$294	0.17%	$655,367	$287	0.18%
Time deposits	233,757	353	0.61	232,235	337	0.58
Total savings and time deposits	934,632	647	0.28	887,602	624	0.28
Borrowings	69,391	108	0.62	5,878	5	0.35
Total interest-bearing liabilities	1,004,023	755	0.30	893,480	629	0.28
Demand deposits	721,907			648,957
Other liabilities	22,603			16,015
Total liabilities	1,748,533			1,558,452
Stockholders' equity	188,605			176,849
Total liabilities and stockholders' equity	$1,937,138			$1,735,301
Total cost of funds			0.18%			0.16%
Net interest rate spread			4.08%			4.01%
Net interest income/margin		18,760	4.21%		16,522	4.13%
Less tax-equivalent basis adjustment		(939)			(980)
Net interest income		$17,821			$15,542

(1) Interest on securities includes the effects of tax-equivalent basis adjustments of $798 and $867 in 2015 and 2014, respectively.
(2) Interest on loans includes the effects of tax-equivalent basis adjustments of $141 and $113 in 2015 and 2014, respectively.

PRESS RELEASE July 22, 2015 Page 17 of 17

NET INTEREST INCOME ANALYSIS
For the Six Months Ended June 30, 2015 and 2014
(unaudited, dollars in thousands)

	2015			2014
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets:
Interest-earning assets:
Investment securities (1)	$353,622	$6,647	3.79%	$411,035	$7,608	3.73%
Federal Reserve and Federal Home Loan Bank stock
and other investments	7,299	150	4.14	3,155	73	4.67
Federal funds sold, securities purchased under agreements to
resell and interest-bearing deposits due from banks	23,101	43	0.38	55,026	88	0.32
Loans (2)	1,392,884	30,846	4.47	1,116,283	26,292	4.75
Total interest-earning assets	1,776,906	$37,686	4.28%	1,585,499	$34,061	4.33%
Non-interest-earning assets	144,441			129,944
Total assets	$1,921,347			$1,715,443

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings, N.O.W. and money market deposits	$694,785	$568	0.16%	$662,116	$579	0.18%
Time deposits	224,510	647	0.58	229,229	682	0.60
Total savings and time deposits	919,295	1,215	0.27	891,345	1,261	0.29
Borrowings	96,600	216	0.45	2,955	5	0.35
Total interest-bearing liabilities	1,015,895	1,431	0.28	894,300	1,266	0.29
Demand deposits	695,407			629,100
Other liabilities	23,261			18,007
Total liabilities	1,734,563			1,541,407
Stockholders' equity	186,784			174,036
Total liabilities and stockholders' equity	$1,921,347			$1,715,443
Total cost of funds			0.17%			0.17%
Net interest rate spread			4.00%			4.04%
Net interest income/margin		36,255	4.11%		32,795	4.17%
Less tax-equivalent basis adjustment		(1,917)			(1,955)
Net interest income		$34,338			$30,840

(1) Interest on securities includes the effects of tax-equivalent basis adjustments of $1,635 and $1,743 in 2015 and 2014, respectively.
(2) Interest on loans includes the effects of tax-equivalent basis adjustments of $282 and $212 in 2015 and 2014, respectively.